                                                                      Exhibit 12

Tritel, Inc.
Computation of Ratio of Earnings to Fixed Charges
(In Thousands of Dollars)

                                                                                                                Nine Months Ended
                                                                       Years ended December 31,                    September 30,
                                                      ----------------------------------------------------  -----------------------
                                                        1995       1996      1997        1998       1999        1999         2000
                                                      -------   ---------  ---------  ---------  ----------  ----------  -----------
Earnings:
  Pretax income (loss) from continuing operations     $ (120)   $ (1,461)  $ (3,154)  $ (8,331)  $(275,897)  $ (42,394)  $ (257,614)
  Fixed charges, net of capitalized interest               -           -          1        833      29,600      15,519       52,799
                                                      ------    --------   --------   --------   ---------   ---------   ----------
     Earnings                                           (120)     (1,461)    (3,153)    (7,498)   (246,297)    (26,875)    (204,815)
                                                      ======    ========   ========   ========   =========   =========   ==========

Fixed charges

  Interest expense and financing cost                      -           -          -        722      27,200      14,268       47,260
  Capitalized interest and discount                       20       3,358      7,214     10,545      23,685      14,592        6,109
  Interest factor on rental expense                        -           -          1        111       2,400       1,251        5,539
                                                      ------    --------   --------   --------   ---------   ---------   ----------
     Fixed charges                                        20       3,358      7,215     11,378      53,285      30,111       58,908
                                                      ======    ========   ========   ========   =========   =========   ==========

Deficiency of earnings to fixed charges               $  140    $  4,819   $ 10,368   $ 18,876   $ 299,582   $  56,986   $  263,723
                                                      ======    ========   ========   ========   =========   =========   ==========
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